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                                                                   EXHIBIT 11.01


                          INTERPORE INTERNATIONAL, INC.

                      COMPUTATIONS OF NET INCOME PER SHARE
                      (in thousands, except per share data)
                                   (unaudited)

                                                                  Three months ended March 31,
                                                                  ----------------------------
                                                                       1999          1998
                                                                     -------       -------
Net income used in the calculation of basic earnings per share       $ 1,082       $   943
Interest on Convertible Subordinated Debentures                           67            65
                                                                     -------       -------
Net income used in calculation of diluted earnings per share         $ 1,149       $ 1,008
                                                                     =======       =======

Shares used in computing net income per share - basic:
     Weighted average common shares outstanding                       13,462        13,817

Effect of dilutive securities:
     Weighted average convertible preferred stock                         32            33
     Shares issuable pursuant to stock option plans                      288           607
     Shares issuable under the Convertible Subordinated                  495           782
Debentures
                                                                     -------       -------
Shares used in computing net income per share - diluted               14,277        15,239
                                                                     =======       =======

Net income per share - basic                                         $   .08       $   .07
Net income per share - diluted                                       $   .08       $   .07